Exhibit 10.26

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Execution Copy

STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT (this “Agreement”) is made as of December 21, 2006 by and among OXBOW CARBON & MINERALS LLC, a Delaware limited liability company having a principal office address at 1601 Forum Place, Suite 1400, West Palm Beach, Florida 33401 (“Oxbow”) and GLOBAL ENERGY, INC., an Ohio corporation having a principal office address at 312 Walnut Street, Suite 2650, Cincinnati, Ohio 45202 (“Global Energy”). Oxbow and Global each may be referred to from time to time herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Oxbow is a world leader in petroleum coke trading, marketing, sales, and shipping; and

WHEREAS, Global Energy is a world leader in petroleum coke gasification, having optimized operations of the leading petroleum coke gasification technology, EGAS™ technology, at its Wabash gasification facility in Indiana; and

WHEREAS, Oxbow leases a marine terminal site in Texas City, Texas which it believes to be well-suited for installation of petroleum coke gasification technology, in that gasification would optimize Oxbow’s flexibility in the sale and use of petroleum coke currently stored on the site, which could be converted into pipeline SNG or hydrogen, as well as being shipped onward to Oxbow’s traditional petroleum coke customers; and

WHEREAS, Global Energy is a leader in the development and permitting of gasification facilities, and currently is the only gasification facility owner/operator with permits to construct new gasification facilities (specifically, its Lima and Westfield Projects); and

WHEREAS, the Parties believe that an alliance as described in this Agreement will prove mutually beneficial;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Purchase of Shares. Global Energy shall issue and sell to Oxbow, and Oxbow shall purchase from Global Energy, on the Closing Date, Twenty-Five Thousand (25,000) common shares of Global Energy (the “Shares”), on the following terms and conditions, and subject to satisfaction of the conditions set forth in Section 6 hereof:

(a) Purchase Price. The purchase price for the Shares shall be Five Million and No/100 Dollars ($5,000,000.00), or $200.00 per Share.

(b) Payment. Payment of the Purchase Price shall be made on the Closing Date by wire transfer of immediately available funds to Global Energy, as applicable, at the applicable account designated by Global Energy, as follows:

Bank:	PNC Bank, N.A.
Cincinnati, OH
ABA No.:	042000398
Account No.:	40-7690-5189
Account Name:	Global Energy, Inc.

(c) Closing. Unless this Agreement shall have been terminated and subject to the satisfaction or waiver of the conditions set forth in Section 6, the closing of the purchase of the Shares (the “Closing”) shall take place at 11:00 a.m., on December 22, 2006 (such date of closing referred to herein as the “Closing Date”) at the offices of Oxbow, 1601 Forum Place, Suite 1400, West Palm Beach, Florida 33401, unless another date, time or place is agreed to in writing by the parties hereto. At the Closing, Oxbow shall pay to Global Energy the Purchase Price and Global Energy shall deliver to Oxbow a stock certificate evidencing the issuance to Oxbow of the Shares. The Closing shall be deemed effective as of 12:01 a.m. U.S. Eastern Standard Time, on the Closing Date.

2. Strategic Alliance. The Parties hereby form a strategic alliance having the following key elements:

(a) Preferred Suppliers. Oxbow and Global Energy hereby designate one another as their preferred suppliers of certain goods and services, as follows:

(i) Oxbow shall be the preferred petroleum coke supplier to petroleum coke gasification projects owned or controlled by Global Energy.

(ii) Oxbow shall be a preferred supplier of coal, coal fines, gob or waste coal products (collectively, “Coal”) to gasification projects owned or controlled by Global Energy.

(iii) Global Energy shall be the preferred gasification technology supplier to petroleum coke gasification projects majority owned or controlled by Oxbow.

(iv) Global Energy shall be the preferred gasification project operator for petroleum coke gasification projects at sites majority owned or controlled by Oxbow.

(b) Further Cooperation. The Parties also agree to cooperate in good faith as follows in furtherance of their strategic alliance:

(i) Oxbow will identify Oxbow petroleum coke related sites for collaboration with Global Energy.

(ii) Global Energy will identify Global Energy petroleum coke related sites for collaboration with Oxbow.

The obligations of the Parties pursuant to this Section 2 are subject to continued demonstrated performance and their mutual agreement on the schedule, pricing, financing, economics and other terms and conditions applicable to any such project.

3. Lima Project. In addition to the strategic alliance described in Section 2 of this Agreement, the parties specifically agree to the following with respect to Global Energy’s proposed Lima, Ohio gasification project (the “Lima Project”):

(a) Investment by Oxbow. Oxbow will make a investment (the “Lima Investment”) in the company which owns the Lima Project (the “Lima Project Company”) in the amount of Ten Million and No/100 Dollars ($10,000,000.00), as consideration for obtaining the fuel supply management agreement for the Lima Project and the other revenues and benefits described in this Section 3. Oxbow’s obligation to make this investment would be subject to:

(i) Oxbow obtaining the consent of its existing lenders; and

(ii) Global Energy securing one or more firm written commitments in form and substance reasonably acceptable to Oxbow for at least Two Hundred Seventeen Million and No/100 Dollars ($217,000,000.00) of equity funding for the Lima Project, or in the alternative, evidence demonstrating that Global has available cash of Two Hundred Seventeen Million and No/100 Dollars ($217,000,000.00) in its account.

(iii) Global Energy providing evidence satisfactory to Oxbow in its reasonable discretion that it has secured the right to purchase the site for the Lima Project from the City of Lima, Ohio for a purchase price of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

(b) Revenues and Benefits to Oxbow. If Oxbow makes the Lima Investment:

(i) Oxbow will receive [*] of the Lima Project’s pre-tax project cash flow after debt service and operation and maintenance (“O&M”) expenses. The Lima Project Company’s obligation to make such payment would be subject to satisfaction of the same lender covenants which will apply to distributions to equity investors in the Lima Project; and

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) Oxbow will receive [*] of those non-O&M revenues of Global Energy’s affiliate, Gasification Engineering Corporation, Inc. (“GEC”) related to the Lima Project (e.g., any of the $200 million EPC reserves/construction contingency which is not spent).

(iii) Oxbow will have a seat on the Board of Directors of GEC or any subsidiary or affiliate of GEC which is responsible for the engineering, procurement and construction (“EPC”) contract for the Lima Project.

(c) Fuel Management and Supply Agreement. In addition, if Oxbow makes the Lima Investment, Oxbow and Global Energy will enter into a fuel management and supply agreement (the “Fuel Management and Supply Agreement”) for all fuel to be utilized by the Lima Project, which would include the following material provisions:

(i) Oxbow will manage all fuel coke and Coal supply and logistics for the Lima Project.

(ii) Oxbow will be paid a management fee of One Million and No/100 Dollars ($1,000,000.00) per year, such fee to be paid irrespective of actual Coal or petroleum coke use by the Lima Project.

(iii) As fuel supply manager, Oxbow will receive a base commission of [*] consumed by the Lima Project, independent of fuel type (the “Base Commission”). As an incentive to obtain the lowest cost of fuel throughout the life of the Lima Project, the Lima Project Company would receive two-thirds (2/3) of any cost savings below [*] delivered to the project (such price, the “Price Basis”), escalated each year beginning in 2009 in accordance with increases in the Consumer Price Index, and Oxbow would receive one-third (1/3) of any such cost savings. Should the price of fuel delivered to the Lima Project be above the Price Basis, the commission will be reduced on a sliding scale according to the following formula:

C= BC+(PB-PI)[*]

Where:

C = commission

BC = Base Commission

PI = price invoiced per MMBTU

PB = Price Basis per MMBTU

However, the commission will never be less than [*] regardless of fuel price. For purposes of calculating this commission, the price of all fuel supply transactions would be based on the direct cost of supply and transportation expenses as invoiced.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv) Global Energy may provide up to ten percent (10%) of the annual fuel requirements of the Lima Project from renewable sources. Oxbow would receive the same commission on a per-BTU basis on any such fuel supplied by Global Energy.

(d) Project Management. In the event Oxbow funds its investment in the Lima Project Company as set forth in Section 3(a), and either or both of the following occur:

(i)	Closing and funding of the Lima Project financing does not occur on or before December 15, 2007; or

(ii)	There is a delay of twelve months or more in meeting any project milestones as set forth in Schedule 3(d) (“Project Milestones”);

then Oxbow shall have the right to take over the development and management of the Lima Project; provided, however, that the Lima Project fuel supply arrangements shall continue to be managed as set forth in the Fuel Management and Supply Agreement and Oxbow shall not be entitled to direct the disposition of ownership interests in the Lima Project Company, unless additional equity is required to finance the project. Further, if Oxbow elects to take over the development and management of the Lima Project and Oxbow subsequently determines that it does not desire to continue to participate in the Lima Project, it may withdraw from further participation, relinquish its economic interests in the Lima Project Company and GEC and terminate the Fuel Management and Supply Agreement, without further liability or obligation to Global Energy and/or the other Lima Project participants.

4. Representations and Warranties of Global Energy. Global Energy represents and warrants that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

(a) Organization. Global Energy is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio, and has full corporate power and authority to own, or hold under lease, and operate its properties, and to conduct its business as such business is now being conducted.

(b) Capitalization of Global Energy. The total authorized share capital of Global Energy as of the date of this Agreement is 10,000,000 common shares and 500,000 preferred shares. As of this date, 5,549,847 common shares and 105,086 preferred shares have been issued. The preferred shares are convertible into common shares at the conversion rate of 1.0 preferred shares to 1.71 common shares. As of the Closing Date, after giving effect to the Share purchase and the conversion of the preferred shares, 5,729,544 common shares of Global Energy will be issued and outstanding.

(c) The Shares.

(i) The Shares are duly authorized, validly issued and fully paid and non-assessable and were issued in accordance with all applicable securities laws or pursuant to exemptions therefrom. As of the Closing Date, after giving effect to the Share purchase and the conversion of Global Energy’s preferred shares, the Shares will constitute a forty-four hundredths of one percent (0.44%) interest in the common shares of Global Energy.

(ii) As of Closing Date, Global Energy shall own, beneficially and of record, all of the Shares free and clear of all Liens.

(iii) No Person has a right to acquire any of the Shares. None of the Shares are subject to any preemptive or subscription right, right of first refusal or offer, option, warrant, put or call right, consent right, restrictive covenant, or any other agreement with any Person other than Oxbow.

(d) No Violation; Consents.

(i) The execution and delivery of, and performance under, this Agreement by Global Energy and the consummation of the transactions contemplated hereby by Global Energy and GEC, will not:

(A) violate any provision of Applicable Law or require any approval from or filing with any Governmental Authority;

(B) violate the provisions of any Governmental Approval, or the organizational or governing documents of Global Energy or GEC, or any agreement or other restriction to which Global Energy or GEC is a party or by which the property of Global Energy or GEC is bound or subject;

(C) result in a breach of or constitute (with due notice or lapse of time or both) a default under (or require notice or give rise to any right of termination, consent, cancellation, or acceleration under) any contract or agreement to which Global Energy or GEC is a party or by or to which the property of Global Energy or GEC is subject or bound; or

(D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to or result in any loss of benefit under or with respect to, or give any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation or imposition of any Lien upon Global Energy, GEC or any of their assets, in each case under any contract or license to which Global Energy or GEC is a party or by which any of its respective assets is bound or any Applicable Law.

(ii) The execution and delivery of, and performance under, this Agreement by Global Energy and the consummation of the transactions contemplated hereby will not require any Consent as to Global Energy.

(e) Authority; Enforceabilitv. Global Energy has full legal capacity, power and authority to execute, deliver and perform this Agreement, and the other agreements and instruments to be executed and delivered by him pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Global Energy and, assuming due authorization, execution and delivery hereof by Oxbow, is a legal, valid and binding obligation of Global Energy, enforceable against it in accordance with its terms.

(f) Disclosure. No representation or warranty of Global Energy made in this Agreement or any certificate, statement, schedule, list or other information furnished or to be furnished to Oxbow (or any Affiliate or representative thereof) pursuant to this Agreement or in connection with the transactions contemplated hereby (“Transaction Information”) contains any untrue statement or omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they are made (including any materiality or knowledge qualifiers), not misleading.

(g) Qualification; Organization. Global Energy is qualified to conduct its business as such business is now being conducted and is in good standing in all jurisdictions listed on Schedule 4(g), which are all the jurisdictions in which the nature of its business makes such qualification necessary or advisable. True and complete copies of the Articles or Certificates of Incorporation and Bylaws of Global Energy and GEC (the “Governing Documents”) have been furnished to Oxbow. Each such Governing Document is in full force and effect and has not been amended or modified.

(h) Bankruptcy. Neither Global Energy nor GEC has filed any voluntary petition in bankruptcy or been adjudicated bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy, insolvency or other debtor relief or similar law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Global Energy or GEC seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal or state bankruptcy act, or other debtor relief or similar law, and no other liquidator has been appointed for any of them, or of all or any substantial part of any of their properties. No proceeding has been commenced or, to Global Energy’s knowledge, has been threatened, seeking to adjudicate Global Energy or GEC as bankrupt or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief.

(i) Shareholder List. Global Energy has provided to Oxbow prior to the execution of this Agreement a true and correct list of the shareholders of Global Energy and their respective shareholdings as of the date of such list.

(j) Officers and Directors. The officers and directors of Global Energy and GEC are listed on Schedule 4(j) hereto.

(k) Litigation and Claims. There are no Proceedings pending or threatened against Global Energy which question the validity of this Agreement or any of the transactions contemplated hereby, and Global Energy does not have knowledge of any substantive basis for any such Proceeding. Global Energy is not subject to any Decree and does not have any knowledge of any substantive basis for any Decree.

(1) Environmental Matters. Except as set forth on Schedule 4(1) hereto:

(i) Each of Global Energy and GEC has complied in all respects with all Environmental Laws or has resolved any non-compliance to the satisfaction of the Governmental Authority having jurisdiction thereof and has provided Oxbow with evidence of such satisfaction. Each of Global Energy and GEC is in compliance with all Environmental Laws.

(ii) Neither Global Energy nor GEC has any liability, known or unknown, contingent or absolute, under any Environmental Law, nor is either Global Energy or GEC responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or, to the knowledge of Global Energy threatened, Environmental Claims and there are no fact(s) which might reasonably form the basis for any Environmental Claim and Neither Global Energy nor any of its Affiliates, including GEC, has received any notice of any Environmental Claim or threatened Environmental Claim.

(m) Permits, Approvals and Site for Lima Project. Global Energy and/or its Affiliates:

(i) have obtained all licenses, permits or franchises required to be issued by or obtained from any Governmental Authority for the construction, commissioning and operation of the Lima Project; and

(ii) have obtained a legally binding right to purchase the site for the Lima Project from the City of Lima, Ohio for a purchase price of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

The representations and warranties set forth in this Section 4 shall survive the Closing.

5. Representations and Warranties of Oxbow. Oxbow represents and warrants that the statements contained in this Section 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

(a) Organization. Oxbow is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct its business as such business is now being conducted. Oxbow is properly registered to do business in all jurisdictions in which the nature of the business conducted by it makes such registration necessary in order to avoid any material disadvantage or liability to it.

(b) Authority; Enforceability. Oxbow has full power and authority to execute, deliver and perform this Agreement, and the other agreements and instruments to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly authorized, executed and delivered by Oxbow and, assuming due authorization, execution and delivery hereof by Global Energy, is a legal, valid and binding obligation of Oxbow, enforceable against Oxbow in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity). No other or further authorization is required for Oxbow’s performance hereunder other than those authorizations to be obtained by Oxbow on or prior to the consummation of the transactions contemplated by this Agreement.

(c) No Violation: Consents. The execution and delivery of, and performance under, this Agreement by Oxbow and the consummation by Oxbow of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Applicable Law; (b) violate the provisions of any Governmental Approval, or the organizational or governing documents of Oxbow, or any agreement or other restriction to which any Oxbow is a party or by or pursuant to which Oxbow or the property of Oxbow is bound or subject; or (c) result in a breach of or constitute (with due notice or lapse of time or both) a default under (or give rise to any right of termination, consent, cancellation, or acceleration under) any material contract or agreement to which Oxbow is a party or by or pursuant to which Oxbow’s property is subject or bound. The execution and delivery of, and performance under, this Agreement by Oxbow will not require any Consent, other than (i) such Consents which, if not obtained or made, will not prevent Oxbow from performing its obligations hereunder, (ii) such Consents which become applicable to Oxbow solely as a result of the specific regulatory status of Global Energy or GEC, and (iii) the Consents set forth on Schedule 5(c).

(d) Litigation and Claims. There are no Proceedings pending or threatened against Oxbow which question the validity of this Agreement or any of the transactions contemplated hereby, and Oxbow does not have knowledge of any substantive basis for any such Proceeding. Oxbow is not subject to any Decree and does not have any knowledge of any substantive basis for any Decree.

(e) Investment Representations. Oxbow is acquiring the Shares for its own account for investment, and not with a view to resale or other distribution within the meaning of the Act, and Oxbow will not distribute the Shares or any part thereof in violation of the Act or any other applicable securities law. Oxbow understands that the Shares have not been, and prior to appropriate registration statements becoming effective will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Oxbow’s representations as expressed herein. Oxbow acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

(f) Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by or, to the knowledge of Oxbow, threatened against, Oxbow.

The representations and warranties set forth in this Section 5 shall survive the Closing.

6. Conditions to Closing of the Share Purchase.

(a) Oxbow Conditions. The obligation of Oxbow to proceed with the Closing of the Share purchase contemplated under Section 1 is subject to the satisfaction of all of the conditions set forth in this Section 6(a):

(i) Representations and Warranties. The representations and warranties made by Global Energy in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties were made on and as of that date (without giving effect to any materiality qualifications contained therein), and Global Energy shall have delivered to Oxbow a certificate, dated as of the Closing Date and signed by Global Energy, to such effect.

(ii) Covenants and Agreements. All of the covenants and agreements in this Agreement to be complied with and performed by Global Energy on or before the Closing Date shall have been complied with and performed in all material respects, and Global Energy shall have delivered to the Oxbow a certificate, dated as of the Closing Date and signed by Global Energy, to such effect.

(iii) Consents. Each Consent necessary in order to authorize the acquisition by Oxbow of the Shares and to execute and deliver this Agreement, including all those applicable Consents set forth on Schedule 5(c), shall have been obtained and delivered to Oxbow and shall be in full force and effect.

(iv) No Injunction. No preliminary or permanent injunction or other order or Decree by any Governmental Authority which, prevents the consummation of the purchase of the Shares shall have been issued and remain in effect (and Global Energy and Oxbow agree to use commercially reasonable efforts to have any such injunction, order, or Decree lifted).

(v) Constitutive Documents. Global Energy shall have delivered to Oxbow copies of the Governing Documents of Global Energy and GEC, including all amendments thereto, each certified as true, correct, complete and in effect as of the Closing by the secretary of each such company.

(b) Global Energy Conditions. The obligations of Global Energy to proceed with the Closing of the Share purchase contemplated under Section 1 is subject to the satisfaction of all of the conditions set forth in this Section 6(b):

(i) Representations and Warranties. The representations and warranties made by Oxbow in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties were made on and as of that date (without giving effect to any materiality or qualifications contained therein), and Oxbow shall have delivered to the Global Energy a certificate, dated as of the Closing Date and signed by an officer of Oxbow, to such effect.

(ii) Covenants and Agreements. All of the covenants and agreements in this Agreement to be complied with and performed by Oxbow on or before the Closing Date shall have been complied with and performed in all material respects, and Oxbow shall have delivered to the Global Energy a certificate, dated as of the Closing Date and signed by an executive officer of such Oxbow, to such effect.

(iii) Consents. All Consents necessary in order to authorize the acquisition by Oxbow of the Shares and to execute and deliver this Agreement shall have been obtained and delivered to Global Energy and shall be in full force and effect.

(iv) No Injunction. No preliminary or permanent injunction or other order or Decree by any Governmental Authority which prevents the consummation of the purchase of the Shares shall have been issued and remain in effect (and Global Energy and Oxbow agree to use commercially reasonable efforts to have any such injunction, order, or Decree lifted.)

7. Covenants of the Parties.

(a) Access to Information. Global Energy and Oxbow shall, in good faith, and subject to the terms and conditions hereof, disclose to one another such information relative to the strategic alliance contemplated by this Agreement as may be necessary or appropriate to effectuate the purposes thereof.

(b) Further Assurances.

(i) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the purchase and sale of the Shares pursuant to this Agreement and the other transactions contemplated herein.

(ii) Each Party also further agrees that it will not take any action in breach of this Agreement or that will cause any representation or warranty contained herein to become untrue in any material respect, including any action which would result in any assignment or transfer of (or encumbrance not permitted hereunder upon) any of the Shares or which would restrict such Party’s ability to consummate the transactions herein contemplated.

(c) Confidential Information. Confidential Information shall not be used for any purpose other than to evaluate and consummate the transactions contemplated by this Agreement, and shall not be disclosed without prior written consent of the other Party, except to:

(i) those employees with a need to know the Confidential Information for the purpose of performing work related to the transactions contemplated by this Agreement; provided, however that the Parties shall require all such employees receiving the Confidential Information abide by the terms of this confidentiality covenant. Each Party shall be responsible for any breach of this Agreement by its employees or Affiliates; or

(ii) those advisors, agents, contractors or lenders with a need to know the Confidential Information for the purpose of performing work related to the transactions contemplated by this Agreement; provided, however that the Parties shall require all such advisors, agents, contractors or lenders to agree to abide by the terms of this Agreement and to undertake the same obligations as the Parties have undertaken hereunder. Each Party shall be responsible for any breach of this Agreement by its advisors, agents, contractors or lenders.

(iii) If a Party is requested or required by legal or regulatory authority to disclose any Confidential Information, such disclosing Party shall promptly notify the other Party of such request or requirement prior to disclosure so that the other Party may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If a protective order or other remedy is not obtained, or the other Party waives compliance with the provisions hereof, the disclosing Party agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the subpoena or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(iv) Each Party agrees that money damages would not be a sufficient remedy for any breach of this Section 7(c) and that the Parties shall be entitled to injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Section 7(c). Such remedy shall not be the exclusive remedy for any breach of this Section 7(c), but shall be in addition to all other rights and remedies available at law or in equity.

(v) Any Confidential Information, including all copies of same (including that portion of the Confidential Information that consists of analyses, forecasts, studies or other documents prepared by a Party or its advisors, agents, contractors or lenders), shall be returned to the other Party, or at such Party’s option destroyed, within five (5) days of (A) a request by a Party at anytime; or (B) the termination of this Agreement in accordance with the terms hereof. Upon the written request of a Party, the other Party shall certify the destruction of such material by written notice to the requesting Party.

(vi) This covenant shall survive the termination or expiration of this Agreement and shall continue in full force and effect for a period of three (3) years thereafter.

(d) Regulatory Approvals.

(i) Each Party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities (including those pertaining to the Governmental Approvals) and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.

(ii) Each Party agrees to use its commercially reasonable efforts to assist the other Party in obtaining any consents of third parties and Governmental Authorities which may be necessary or advisable for such Party to obtain in connection with the transactions contemplated by this Agreement, including providing to such third parties and Governmental Authorities such financial statements and other financial information with respect to such Party and their Affiliates as such third parties or Governmental Authorities may reasonably request.

(e) Exclusive Dealing. Each Party agrees that it will not circumvent or attempt to circumvent the other by contacting or participating with any third party with respect to, or otherwise attempting to consummate, the transactions contemplated by this Agreement, except in participation with each other.

(f) Price Protection. If at any time on or prior to the earlier of (i) December 31, 2007, or (ii) the date on which Global Energy completes an initial public offering (“IPO”) of its common stock, Global Energy sells additional common shares or other financial instruments convertible into its common shares, or enters into any similar transaction for the sale of an ownership interest in Global Energy which is the same or substantially the same as that sold to Oxbow under Section 1 of this Agreement, and the price of which is less than $200.00 per share, Global Energy shall issue additional common shares to Oxbow such that Oxbow’s adjusted per-share price for its stockholdings shall be no greater than the lowest price paid by any such subsequent purchaser of its shares. It is understood that the price protection afforded by this covenant extends to and includes the offering price pursuant to the IPO.

(g) Board of Directors. During the term of this Agreement, and so long as Oxbow continues to own at least 15,000 common shares of Global Energy (as such amount may be adjusted to reflect any subsequent stock splits), Global Energy agrees that Oxbow shall have a seat on Global Energy’s Board of Directors.

8. Term; Termination and Remedies.

(a) Term. This Agreement shall be for an initial term of five (5) years, and unless earlier terminated in accordance with this Agreement, shall automatically renew for an additional term of five (5) years thereafter.

(b) Termination for Default or Bankruptcy. Either Party may terminate this Agreement by written notice to the other Party in the event of the following:

(i) Default. Material nonperformance by the other Party of any provisions set forth in this Agreement which is not cured within thirty (30) days after receipt of notice thereof from the Party not in default; or

(ii) Bankruptcy. The filing by or against the other Party of a petition or application in any proceeding relating to such other Party as debtor under any bankruptcy or insolvency law of any jurisdiction; provided that in the event of an involuntary bankruptcy or insolvency proceeding, such other Party shall have a sixty (60) day period in which to obtain dismissal or withdrawal of such petition or application.

(c) Remedies. In the event of termination of this Agreement, the Party not in default shall be entitled to obtain all appropriate relief available to it under this Agreement and at law or equity.

(d) Survival. The expiration or earlier termination of this Agreement shall not terminate or otherwise affect Oxbow’s ownership of the Shares or the validity of any other definitive agreements executed prior to such expiration or termination in connection with the Lima Project, the Texas City Project or any other business arrangement arising out of the strategic alliance contemplated by this Agreement.

9. Defined Terms.

(a) As used in this Agreement, the following terms have the following meanings:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the preamble to this Agreement, and includes all exhibits and schedules hereto.

“Applicable Law” means, with reference to any Person, all Laws applicable to such Person or its property or in respect of its operations.

“Base Commission” has the meaning specified in Section 3(c).

“BTU” means British Thermal Units.

“Closing” has the meaning specified in Section 1(c).

“Closing Date” has the meaning specified in Section 1(c).

“Coal” has the meaning specified in Section 2(a).

“Confidential Information” means any information not in the public domain, in any form, whether acquired prior to or after the Closing Date, received by a Party from the other Party or any of its Affiliates or advisors, relating to the business and operations of such Party and its respective Affiliates, including, without limitation, information regarding vendors, suppliers, trade secrets, training programs, technical information, contracts, systems, procedures, know-how, trade names, improvements, price lists, financial or other data, business plans, computer programs, software systems, internal reports, personnel files or any other compilation of information, written or unwritten, which is or was used in the business of such Party or its Affiliates, except for information (i) that was or becomes generally available to the public, other than as a result of disclosure by a Party receiving such information; or (ii) that is received by a Party on a non-confidential basis from a third party that is not prohibited from disclosing such information by obligation to the disclosing Party.

“Consent” means any authorization, approval, consent, waiver, license, filing, registration, ruling, permit or certification by or with any Person.

“Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers (CPI-U), base years 1982-1984=100, for the Cleveland-Akron OH metropolitan area, as published by the United States Department of Labor, Bureau of Labor Statistics.

“Decree” means any claim, consent decree, conciliation agreement, settlement agreement, outstanding judgment, rule, order, writ, injunction or other decree of a Governmental Authority.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person, including any Governmental Authority, based upon, alleging, asserting, or claiming any actual or potential (i) violation of, or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment of any Hazardous Materials at, from, or related to any Real Property or any other property owned, leased, licensed, or operated by any of the Companies, including any off-site location to which Hazardous Materials, or materials containing Hazardous Materials, were sent for handling, storage, treatment or disposal.

“Environmental Law” means all Applicable Laws relating to pollution or protection of the environment, natural resources and health and safety, including laws relating to Releases or threatened Releases of Hazardous Materials (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include the Comprehensive Environmental Response Conservation and Liability Act (“CERCLA”) (42 U.S.C. §§ 960 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), the Resource Conservation and Recovery Act (42 U-S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (also known as the Clean

Water Act) (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) and their implementing regulations, state implementation plans, and analogous state or local laws or regulations, and all other applicable federal state or local laws that address the release or discharge of Hazardous Materials into the environment or the impact of Hazardous Materials on human health or the environment.

“Fuel Management and Supply Agreement” has the meaning specified in Section 3(c).

“GEC” has the meaning specified in Section 3(b).

“Governing Documents” has the meaning specified in Section 4(g).

“Governmental Approval” means any authorization, approval, consent, waiver, license, filing, registration, ruling, permit or certification by or with any Governmental Authority, including all environmental permits.

“Governmental Authority” means any applicable federal, state, county, municipal or local governmental, judicial or regulatory authority, agency, arbitration board, body, commission, instrumentality or court.

“Hazardous Material” means (i) any substance or material regulated under applicable Environmental Laws or any other product, substance, pollutant, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, Release or effect, either by itself or in combination with other materials used by the Business, is either potentially injurious to the public health, safety or welfare, or the environment, or (ii) could reasonably be expected to provide a basis for liability of any of the Companies or to any Governmental Authority or other Person under any Applicable Environmental Law. Hazardous Material shall include, without limitation, infectious or toxic substances, pollutants, radioactive materials, toxic hydrocarbons, petroleum or petro chemical products, gasoline, oil, diesel fuel or polychlorinated biphenyls or any products, by-products or fractions thereof, and asbestos.

“IPO” has the meaning specified in Section 6(f).

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States or any other country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lima Investment” has the meaning specified in Section 3(a).

“Lima Project” has the meaning specified in Section 3.

“Lima Project Company” has the meaning specified in Section 3 (a).

“MMBTU” mean one million British Thermal Units.

“Party” and “Parties” means either or both of Global Energy or Oxbow.

“Person” means and includes (i) an individual, (ii) a legal entity, including a partnership, a joint venture, a corporation, a trust, a limited liability company, a limited duration company, or a limited liability partnership, (iii) companies or associations or bodies of persons, whether or not incorporated, and (iv) a Governmental Authority.

“Price Basis” has the meaning specified in Section 3(c).

“Proceedings” means judicial or administrative actions, labor disputes, suits, proceedings, arbitrations, citations, complaints, or investigations.

“Project Milestones” has the meaning specified in Section 3(d).

“Purchase Price” has the meaning specified in Section 1.

“Release” means any spilling, leaking, pumping, pouring, discharging, injecting, dumping or disposing of any (i) Hazardous Material or (ii) other substance which is not a Hazardous Material, in each case not in compliance with all applicable Laws, whether intentional or unintentional.

“Shares” has the meaning specified in Section 1.

“Transaction Information” has the meaning specified in Section 4(f).

(b) In this Agreement, unless otherwise indicated or otherwise required by the context:

(i) Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document including the exhibits and schedules thereto and as such document may be amended, supplemented, revised, assigned or modified from time to time prior to the applicable Closing Date; provided, however, that this rule of interpretation shall not apply to references to documents in the Schedules;

(ii) All references to an “Article”, “Section”, “Schedule” or “Exhibit” are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto, unless otherwise noted;

1. The table of contents, article and Section headings, and other captions in this Agreement are for the purpose of reference only and do not limit or affect its meaning;

2. Defined terms in the singular include the plural and vice versa, and the masculine, feminine, or neuter gender include all genders;

3. Accounting terms used herein but not defined in this Agreement shall have the respective meanings given to them under GAAP;

4. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

5. Any reference herein to a time of day means Eastern Standard Time or Eastern Daylight Time, as appropriate;

6. References to any Person or Persons shall be construed as a reference to any successors or permitted assigns of such Person or Persons; and

7. The words “including”, “include” and “includes”, when used in this Agreement shall mean, as required by the context, including, include, and includes “without limitation” and “without limitation by specification.”

10. Miscellaneous.

(a) Contracts. All contracts contemplated to be entered into by the Parties pursuant to this Agreement shall be negotiated in good faith and shall contain terms and conditions, and be performed for prices, which are commercially reasonable.

(b) Publicity. No public statements or press releases shall be issued by either Party relating to the terms of this Agreement or the business affairs of the Parties hereunder without the prior consent of the other Parties, However, nothing herein shall prevent a Party from supplying such information or making such statements relating to this Agreement as such Party may consider necessary in order to satisfy its legal obligations (including, but not limited to, its obligations of disclosure under applicable securities laws).

(c) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally or by recognized overnight courier service; if sent by first-class mail, five (5) days after being mailed, return receipt requested and postage prepaid; or if sent by facsimile or e-mail, upon receipt. Such notices shall be sent to the following addresses, or at such other address as either Party shall hereafter specify in writing.

If to Global:

Global Energy, Inc.

312 Walnut Street, Suite 2650

Cincinnati, Ohio 45202

Facsimile No.: (513) 621-5947

Attention: H.H. Graves, President and CEO

HHG@globalenergyinc.com

If to Oxbow:

Oxbow Carbon & Minerals LLC

1601 Forum Place, Suite 1400

West Palm Beach, FL 33401

Facsimile No.: (561) 697-1876

Attention: John P. Stauffer, Vice President

john.stauffer@oxbow.com

(d) Consequential Damages. Neither Party shalI be liable to the other Party in connection with this Agreement or the subject matter hereof for any indirect, incidental, special or consequential damages, including but not limited to loss of revenue, cost of capital or loss of profit or business opportunity, whether such liability arises out of contract, tort (including negligence), strict liability or otherwise.

(e) Successor and Assigns: No Partnership. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective Affiliates, and to their respective successors and permitted assigns. Nothing contained in this Agreement shall be construed as creating a partnership among the Parties.

(f) Exclusive Understanding. This Agreement and the exhibits hereto sets forth the sole and complete understanding between the Parties with respect to the subject matter hereof, and supersedes all other prior oral or written agreements, arrangements and understandings between the Parties with respect thereto. This Agreement shall not confer any legal rights or benefits on any third party (other than Affiliates of the Parties hereto, to the extent set forth herein).

(g) Attorneys’ Fees. In the event either Party files an action to enforce or otherwise arising out of this Agreement, the prevailing Party in such action shall be entitled to reasonable attorneys’ fees and court costs in addition to such other relief to which it may be entitled.

(h) Governing Law. This Agreement, and the rights and obligations of the Parties hereunder, shall be subject to, and construed in accordance with, the laws of the State of New York.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original for all purposes, but all of which shall constitute one and the same instrument.

[BALANCE OF PAGE LEFT BLANK. SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

OXBOW CARBON & MINERALS LLC

By	/s/ Brian L. Acton
Brian L. Acton
President

GLOBAL ENERGY, INC.

By	/s/ H.H. Graves
H.H. Graves
President and Chief Executive Officer